DIRECTOR'S INCENTIVE PLAN



1. Purpose. The purpose of this Plan is to enable the Company to attract into and retain as Directors persons of outstanding competence, and to promote the shareholder point of view among Directors of the Company.

2.     Definitions.

       a. "Company" means Brenton Banks, Inc., or any company successor thereto by merger, consolidation, liquidation, or other reorganization which has made provision for adoption of this Plan and the assumption of the Company's obligation's thereunder.

       b.  "Common Stock" means shares of Common Stock of Brenton
Banks, Inc.

       c. "Administrative Committee" means the committee established by the Board of Directors of the Company pursuant to paragraph 3 hereof.

       d. "Director" means any person who is a Director of the Company.

       e.  "Participant" means a Director who is awarded Deferred
Compensation Units hereunder by the Administrative Committee.

       f. "Termination Date" shall mean the date benefits are to be paid to a Participant under paragraph 6 hereof.

       g. "Fair Market Value" of the Common Stock shall be the price at which the last sale of Common Stock was made on the date in question. If there is no transaction in the Common Stock on that day, then the Fair Market Value shall be the last bid price for the Common Stock on that day.

3.     Administration.

       a. The Board of Directors of the Company shall establish an Administrative Committee consisting of two or more members of the Board, and who shall serve at the pleasure of the Board of Directors, to administer, construe, and interpret this Plan. No member of the Administrative Committee shall be liable for any act done or determination made in good faith.

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       b.  The construction and interpretation by the
Administrative Committee of any provision of this Plan shall be final and conclusive. It shall determine, subject to the provisions of this Plan:

           i. The Directors who shall participate in the Plan from time to time; and

           ii.  The number of Deferred Compensation Units
(sometimes hereinafter called ''Units''), to be set aside for each Participant.

       c. The Administration Committee may, in its discretion, delegate its duties to an officer or employee, or a committee composed of officers or employees of the Company, but may not delegate its authority to construe and interpret this Plan, or to make the determinations specified in items (i) and (ii) of subparagraph (b) of this paragraph 3.

4. Establishment of Deferred Compensation Units. The Company shall set up an appropriate record (hereinafter called the "Special Ledger"), and thereafter from time to time enter therein the name of each Participant, the number of Units awarded to such Participant by the Administrative Committee and the number of Units credited to such Participant's account pursuant to paragraph 5 hereof.

5. Credits to Account of Participants. So long as this Plan remains in effect and until a Participant's Termination Date, the Company shall credit to such Participant's account in the Special Ledger, a number of Units equal to: (i) the amount of dividend, payable in cash or property, which the Participant would have received had the Participant been the owner of the number of shares of Common Stock equal to the number of Units in Participant's account divided by (ii) the Fair Market Value of the Common Stock on the date of payment of such dividend. No such credit shall be made with respect to any dividend paid after a Participant's Termination Date or after the termination of this Plan, even though the record date is prior thereto.

6.     Payment of Benefits.

       a. Upon any Participant no longer being a Director of the Company, there shall be paid to such Participant, or in the event of Participant's death, to the person or persons designated under the provisions of subparagraph (b) of this paragraph 6, an amount equal to: (i) the number of Units then standing to such Participant's credit in the Special Ledger multiplied by (ii) the Fair Market Value of the Common Stock on the Participant's Termination Date. Such amounts shall be payable

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within six months immediately following the Participant's
Termination Date.

       b. Each Director upon becoming a Participant shall file with the Secretary of the Company a notice in writing designating one or more Beneficiaries to whom payments otherwise due the Participant shall be made in the event of Participant's death while a Director of the Company. The Participant shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in writing by the Secretary of the Company.

7.     Limitation of Rights.

       a.  Nothing in this Plan contained shall be construed to:

           i. Give any Director of the Company any right to be awarded any Units other than in the sole discretion of the Administrative Committee, which authority of the Administrative
Committee is limited by the provisions of this plan;

           ii. Give a Participant any rights whatsoever with respect to shares of Common Stock of the Company; or

           iii. Limit in any way the right of the Company to terminate a Participant's Directorship with the Company at any time.

8. Adjustment in Number of Units. In the event of any stock dividend on the Common Stock or any split-up or combination of shares of the Common Stock, appropriate adjustment shall be made by the Administrative Committee in the number of Units standing to the credit of each Participant in the Special Ledger.

9. Nonalienation of Benefits. No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefits.
If any Participant or Beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of the Administrative Committee, cease, and in such event, the Company may hold or apply the same or any part thereof for the benefit of the Participant or Beneficiary, his or her

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spouse, children, or other dependents, or any of them, in such manner and in such proportion as the Administrative Committee may deem proper.

10.    Amendment or Termination of Plan.

       a. The Board of Directors may terminate this Plan at any time.

       b. The Board of Directors may amend this Plan at any time.

       c. Any amendment or termination of this Plan shall not affect the rights of Participants or Beneficiaries to payments in accordance with paragraph 6 of Units standing to the credit of Participants in the Special Ledger at the time of such amendment or termination.

11. Gender. As used herein, the masculine pronoun shall include the feminine gender.

12. Effective Date. This Plan shall become operative and in effect on such date as shall be fixed by the Board of Directors of the Company, in its discretion.